EXHIBIT 99.1

Woodward Reports Second Quarter Fiscal Year 2016 Results

FORT COLLINS, Colo., April 19, 2016 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its second quarter of fiscal year 2016 ending March 31, 2016. (All per share amounts are presented on a fully diluted basis.)

Second Quarter Fiscal 2016 Highlights

  Net sales for the second quarter of 2016 were $479 million, a decrease of 3 percent from the second quarter of last year. Aerospace segment net sales were up 3 percent to $291 million. Industrial segment net sales were down 11 percent to $189 million.
  Earnings per share were $0.65 in the second quarter of 2016, compared to $0.66 in the second quarter of last year.
  Total EBIT1 for the second quarter of 2016 was $60 million, compared to $63 million in the second quarter of the prior year.
  Aerospace segment earnings as a percent of segment net sales increased to 17.4 percent for the second quarter of 2016, compared to 16.2 percent in the prior year quarter. Industrial segment earnings as a percent of segment net sales decreased to 10.3 percent for the second quarter of 2016, compared to 12.9 percent in the prior year quarter.
  Free cash flow1, including the $250 million of proceeds from the formation of the joint venture with GE, was $262 million for the first half of 2016, compared to $14 million for the first half of the prior year.

“During the quarter, we experienced continued strength in our Aerospace segment driven largely by commercial aftermarket and defense. However, these gains were offset by prolonged weakness in our Industrial segment in the face of stiff macroeconomic headwinds resulting in muted global demand for many of our products. On balance, given strength in Aerospace and challenges in Industrial, we are on track to deliver full year results in line with our previous guidance,” said Thomas A. Gendron, Chairman and Chief Executive Officer.

Company Results

Net sales for the second quarter of 2016 were $479 million, compared to $493 million for the second quarter of 2015. Strength in the Aerospace segment was offset by continued weakness in the Industrial segment. Foreign currency exchange rates had an unfavorable impact of approximately $4 million on net sales for the second quarter of 2016.

EBIT was $60 million for the second quarter of 2016, compared to $63 million for the second quarter of 2015.

The effective tax rate for the second quarter of fiscal 2016 was 24.9 percent, compared to 23.9 percent for the second quarter of fiscal 2015.

Net earnings for the second quarter of 2016 were $41 million, or $0.65 per share, compared to $44 million, or $0.66 per share, in the second quarter of 2015.

Segment Results

Aerospace
Aerospace segment net sales for the second quarter of fiscal 2016 were $291 million, an increase of 3 percent from $281 million for the second quarter a year ago. Segment earnings increased 11 percent to $51 million in the second quarter of 2016, compared to $46 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 17.4 percent this quarter, compared to 16.2 percent in the same quarter of the prior year.

Aerospace sales growth was primarily due to strength in commercial aftermarket and defense, partially offset by lower commercial OEM sales. Segment earnings were primarily impacted by the higher sales and aftermarket volume.

Industrial
Industrial segment net sales for the second quarter of 2016 were $189 million, a decrease of $23 million, or 11 percent, from $212 million in last year’s second quarter. Foreign currency exchange rates had an unfavorable impact of approximately $4 million on Industrial segment net sales for the second quarter of 2016. Segment earnings for the second quarter of 2016 were $19 million, compared to $27 million in last year’s second quarter. Segment earnings as a percent of segment net sales were 10.3 percent this quarter, compared to 12.9 percent in the same quarter of the prior year.

Industrial sales this quarter were negatively impacted by slower growth in China, the impacts of low oil and gas pricing, and continuing economic weakness in our markets, partially offset by strength in the industrial turbomachinery aftermarket. Additionally, while sales related to the natural gas truck market in Asia were comparable to the prior year quarter, this market remains depressed. Segment earnings were negatively impacted by the lower sales volume, partially offset by cost reduction measures.

Nonsegment
Nonsegment expenses totaled $10 million for the second quarter of 2016, or 2.1 percent of consolidated net sales, both comparable to the same quarter last year.

Year-to-Date Results

Net sales for the first six months of fiscal 2016 were $924 million, a decrease of 6 percent from $981 million from the six-month period last year. Net earnings for the first six months of fiscal 2016 were $67 million, compared to $88 million in the same period last year. Net earnings for the first six months of fiscal 2016 included special charges of $10 million after tax. Earnings per share for the first six months of fiscal 2016 were $1.05, compared to $1.32 for the same period last year. On a constant currency basis1 and excluding the special charges1, earnings per share for the first six months of fiscal 2016 would have been $1.25.

Year-to-date EBIT was $95 million, compared to $126 million for the same period last year. On a constant currency basis and excluding the $16 million of pre-tax special charges recorded in the first quarter of this year, year-to-date EBIT would have been $115 million.

Aerospace segment net sales for the first six months of fiscal 2016 were $559 million, an increase of 4 percent, compared to $537 million for the six-month period last year. Aerospace segment earnings as a percent of segment net sales for the first six months of fiscal 2016 was 16.8 percent, compared to 15.2 percent for the six-month period last year.

Industrial segment net sales for the first six months of fiscal 2016 were $365 million, a decrease of 18 percent, compared to $444 million for the six-month period last year. Industrial segment earnings as a percent of segment net sales for the first six months of fiscal 2016 was 11.2 percent, compared to 15.0 percent for the six-month period last year. On a constant currency basis, Industrial segment earnings as a percent of segment net sales would have been 12.3 percent.

Nonsegment expenses totaled $41 million for the first six months of 2016, or 4.4 percent of consolidated net sales, compared to $22 million, or 2.3 percent of consolidated net sales for the first six months of the prior year. Nonsegment expenses included $16 million of special charges recorded in the first quarter of 2016.

Cash Flow and Financial Position

Net cash generated from operating activities was $362 million for the first six months of fiscal 2016 including the $250 million of proceeds from the formation of the joint venture with GE, compared to $123 million for the first six months of fiscal 2015. Free cash flow was $262 million for the first six months of fiscal 2016, compared to $14 million for the first six months of fiscal 2015. Payments for property, plant, and equipment for the first six months of fiscal 2016 were $99 million, compared with $109 million for the first six months of fiscal 2015.

Total debt was $717 million at March 31, 2016, compared to $852 million at September 30, 2015.  The ratio of debt to debt-plus-equity was 39.1 percent at March 31, 2016, compared to 42.5 percent at September 30, 2015.

Outlook

“For the second half of the fiscal year, we continue to expect strong Aerospace results and improving performance in our Industrial segment, although significant challenges remain,” said Thomas A. Gendron. “For fiscal 2016, net sales are still expected to increase one to two percent over fiscal 2015, and earnings per share are still expected to be between $2.75 and $2.95.”

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, April 19, 2016 to provide an overview of the financial performance for the second quarter, business highlights, and outlook for fiscal 2016. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-866-206-6154 (domestic) or 1-703-639-1107 (international). Participants should call prior to the start time to allow for registration; the Conference ID is 1670790. An audio replay will be available by telephone from 7:30 p.m. EDT on April 19, 2016 until 11:59 p.m. EDT on May 3, 2016. The telephone number to access the replay is 1-888-266-2081 (domestic) or 1-703-925-2533 (international), reference access code 1670790.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link.  The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.
Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment.  Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).  We have also presented certain financial measures net of special charges taken in the quarter.  Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations.  Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios.  Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels.  Management presented financial measures net of special charges because such charges are not part of the Company’s usual operations and therefore, management used such amounts to review the Company’s core operational performance. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization.  The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded.  Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.  Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.  We refer to certain financial measures excluding the impact of currency exchange rate fluctuations as “constant currency basis”.  We calculate financial measures on a constant currency basis by removing any realized or unrealized currency gains or losses on working capital from the particular measure in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period. The financial measures, when calculated on a constant currency basis, are intended to supplement our reported operating results and, when considered in conjunction with the corresponding U.S. GAAP measures, facilitate a better understanding of changes in the metrics from period to period and the core operations of the Company.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our strategic actions and their proposed effect, savings in the remainder of the fiscal year as a result of special charges in the quarter, future sales, earnings, liquidity, tax rate, and relative profitability, expectations regarding our markets and the impact of economic conditions and downturns on Woodward. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s ability to integrate acquisitions and manage costs related thereto; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2015, and any subsequently filed Quarterly Report on Form 10-Q.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands except per share amounts)	2016	2015	2016	2015

Net sales	$479,382	$493,222	$924,492	$980,868
Costs and expenses:
Cost of goods sold	346,139	355,602	679,516	699,362
Selling, general, and administrative expenses	36,823	38,450	77,605	78,293
Research and development costs	31,762	30,328	63,359	64,357
Amortization of intangible assets	6,926	7,227	13,872	14,802
Interest expense	6,234	5,329	13,142	11,278
Interest income	(441)	(221)	(888)	(348)
Other (income) expense, net	(2,427)	(1,084)	(4,436)	(1,539)
Total costs and expenses	425,016	435,631	842,170	866,205
Earnings before income taxes	54,366	57,591	82,322	114,663
Income taxes	13,542	13,736	15,678	27,024
Net earnings	$40,824	$43,855	$66,644	$87,639

Earnings per share amounts:
Basic earnings per share	$0.66	$0.67	$1.07	$1.34
Diluted earnings per share	$0.65	$0.66	$1.05	$1.32
Weighted average common shares outstanding:
Basic	61,639	65,159	62,351	65,242
Diluted	63,064	66,540	63,768	66,641
Cash dividends per share paid to Woodward common stockholders	$0.11	$0.10	$0.21	$0.18

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
	2016	2015
(Unaudited - in thousands)		(a)
Assets
Current assets:
Cash and cash equivalents	$84,745	$82,202
Accounts receivable	276,848	322,215
Inventories	492,660	447,664
Income taxes receivable	1,687	21,838
Other current assets	36,281	43,791
Total current assets	892,221	917,710
Property, plant, and equipment – net	825,972	756,100
Goodwill	556,720	556,977
Intangible assets – net	211,289	225,138
Deferred income tax assets	38,311	13,105
Other assets	44,903	44,886
Total assets	$2,569,416	$2,513,916

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$100,000	$2,430
Accounts payable	177,423	173,287
Income taxes payable	78,430	6,555
Accrued liabilities	123,397	155,936
Total current liabilities	479,250	338,208
Long-term debt, less current portion	617,000	850,000
Deferred income tax liabilities	936	56,414
Other liabilities	353,269	116,190
Total liabilities	1,450,455	1,360,812
Stockholders’ equity	1,118,961	1,153,104
Total liabilities and stockholders’ equity	$2,569,416	$2,513,916

(a) Certain reclassifications have been made to reflect the adoption of Accounting Standards Update ("ASU") 2015-17, "Balance Sheet Classification of Deferred Taxes”

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six-Months Ended
	March 31,
(Unaudited - in thousands)	2016	2015
		(b)
Net cash provided by operating activities	$361,682	$123,276

Cash flows from investing activities:
Payments for property, plant, and equipment	(99,316)	(109,402)
Proceeds from sale of other assets	2,112	2,345
Net cash used in investing activities	(97,204)	(107,057)

Cash flows from financing activities:
Cash dividends paid	(13,086)	(11,752)
Proceeds from sales of treasury stock	5,288	2,460
Payments for repurchases of common stock	(117,820)	(32,118)
Payments of long-term debt and capital lease obligations	(50,075)	-
Borrowings on revolving lines of credit and short-term borrowings	300,000	255,000
Payments on revolving lines of credit and short-term borrowings	(385,596)	(252,000)
Net cash used in financing activities	(261,289)	(38,410)
Effect of exchange rate changes on cash and cash equivalents	(646)	(12,335)
Net change in cash and cash equivalents	2,543	(34,526)
Cash and cash equivalents at beginning of period	82,202	115,287
Cash and cash equivalents at end of period	$84,745	$80,761

(b) Certain reclassifications have been made to reflect the adoption of ASU 2016-9, "Improvements to Employee Share-Based Payment Accounting"

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2016	2015	2016	2015
Net sales:
Aerospace	$290,690	$281,426	$559,289	$537,196
Industrial	188,692	211,796	365,203	443,672
Total consolidated net sales	$479,382	$493,222	$924,492	$980,868
Segment earnings**:
Aerospace	$50,578	$45,628	$94,064	$81,421
As a percent of segment sales	17.4%	16.2%	16.8%	15.2%
Industrial	19,469	27,224	41,020	66,492
As a percent of segment sales	10.3%	12.9%	11.2%	15.0%
Total segment earnings	70,047	72,852	135,084	147,913
Nonsegment expenses	(9,888)	(10,153)	(40,508)	(22,320)
EBIT	60,159	62,699	94,576	125,593
Interest expense, net	(5,793)	(5,108)	(12,254)	(10,930)
Consolidated earnings before income taxes	$54,366	$57,591	$82,322	$114,663

Payments for property, plant and equipment	$66,185	$62,781	$99,316	$109,402
Depreciation expense	$8,633	$11,449	$18,749	$22,447
**This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT AND EBITDA
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2016	2015	2016	2015
Net earnings	$40,824	$43,855	$66,644	$87,639
Income taxes	13,542	13,736	15,678	27,024
Interest expense	6,234	5,329	13,142	11,278
Interest income	(441)	(221)	(888)	(348)
EBIT	60,159	62,699	94,576	125,593
Amortization of intangible assets	6,926	7,227	13,872	14,802
Depreciation expense	8,633	11,449	18,749	22,447
EBITDA	$75,718	$81,375	$127,197	$162,842

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2016	2015	2016	2015

Net cash provided by operating activities	$324,322	$84,898	$361,682	$123,276
Payments for property, plant, and equipment	(66,185)	(62,781)	(99,316)	(109,402)
Free cash inflow	$258,137	$22,117	$262,366	$13,874

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com